SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    Items 2,4,5

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): April 10, 2000

PHOTONICS CORPORATION
             (Exact name of registrant as specified in its charter)


          CALIFORNIA                     0-22514                 77-0102343
(State or other jurisdiction   (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification No.)

         1222 Alderwood Ave., Sunnyvale, CA                  94089
      (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: 408-745-9320

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

   On April 10, 2000, the Registrant's acting Secretary and consultant acting on the authority granted to him by the board of directors determined to transfer all of the assets of the Registrant's operating division, DTC data technologies, to Sunnyvale Technology Corporation, a newly formed subsidiary of the Registrant. They further determined to sell Sunnyvale Technology Corporation following the transfer of assets to James T. Koo, the consultant to the Registrant, for a price of $75,000 in cash. The closing of the transaction is subject to the approval of the shareholders and board of directors of the Registrant. A new board of directors shall be elected for the purpose of the approval of the transfer and sale at a meeting of the shareholders that will be called within thirty days of this filing.

The sale of Sunnyvale Technology Corporation will provide the Registrant with $75,000 in cash, less auditing and legal expenses. The Registrant intends to use the net proceeds from sale to repay creditors on a pari pasu basis.

ITEM 4.  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

	The Registrant has hired a new certifying accountant for preparation of the Registrant's 10K and for use in the due diligence relating to the possible acquisition of RealEstate4Sale.com, Inc. The Registrant's certifying accountant is Hein & Associates, LLP, 12770 Coit Road, Suite 1150, Dallas, TX 75251.

ITEM 5.  OTHER EVENTS

      5.a. The Registrant has moved it's headquarters to 1222 Alderwood Ave., Sunnyvale, CA 94089.

      5.b The Registrant has entered into a non-binding letter agreement to acquire, through an exchange of stock, a privately held Texas corporation, RealEstate4Sale.com, Inc. Due diligence investigations relating to this possible transaction is continuing.


SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PHOTONICS CORPORATION

/s/  JAMES T. KOO
By: _________________
James T. Koo
President and Chief
Executive Officer
Date: April 11, 2000